EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY REPORTS SECOND QUARTER RESULTS
FULL YEAR EARNINGS OUTLOOK IS MAINTAINED

New York, N.Y., August 25, 2016 - Tiffany & Co. (NYSE: TIF) reported its financial results for the three months (“second quarter”) and six months (“first half”) ended July 31, 2016. Worldwide net sales were below the prior year in both periods, which management attributed to declines in sales to both local customers and foreign tourists in most regions. Net earnings as reported in the second quarter were above the prior year (but declined when compared with adjusted net earnings in the equivalent prior-year period - see “Non-GAAP Measures”) and declined in the first half. In both periods, earnings benefited from higher gross margins, but there was a lack of sales leverage on operating expenses.

In the second quarter:

•
Worldwide net sales declined 6% to $932 million and comparable store sales declined 8%. On a constant-exchange-rate basis that excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures”), worldwide net sales and comparable store sales declined 6% and 9%, respectively.

•
Net earnings rose 1% to $106 million, or $0.84 per diluted share, from $105 million, or $0.81, in the prior year. Net earnings declined 5% from the prior-year period’s $111 million, or $0.86 per diluted share, which excludes a specific charge in that period (see “Non-GAAP Measures”).

In the first half:

•
Worldwide net sales of $1.8 billion were 7% below the prior year and comparable store sales declined 9%. On a constant-exchange-rate basis, worldwide net sales and comparable store sales declined 6% and 9%, respectively.

•
Net earnings of $193 million, or $1.53 per diluted share, included a tax benefit of $0.05 per diluted share in the first quarter related to the settlement of a tax examination. This compared with the prior year’s $210 million, or $1.62 per diluted share, as reported, and $216 million, or $1.67 per diluted share, when adjusted for the charge referenced above (see “Non-GAAP Measures”).

Frederic Cumenal, chief executive officer, said, “The global environment continues to reflect well known challenges that we believe have had broad effects on spending by local customers, as well as foreign tourists, especially from China. We are managing expenses efficiently, but also maintaining our marketing spending as a percentage of sales and continuing to invest in key strategic initiatives and opportunities to further strengthen Tiffany’s competitive position among global luxury brands. By delivering extraordinary products and experiences to our customers around the world, we remain focused on growing sales, operating margins and earnings, and creating greater value for stockholders.”

Net sales by region were as follows:

•
In the Americas, total sales of $434 million in the second quarter and $837 million in the first half were both 9% below last year, with declines of 9% and 10%, respectively, in comparable store sales. On a constant-exchange-rate basis, total sales and comparable store sales declined 8% and 9%, respectively, in both the second quarter and first half. Management attributed the declines to lower spending by U.S. customers as well as by Chinese and other foreign tourists.

•
In the Asia-Pacific region, total sales of $230 million in the second quarter and $469 million in the first half were 6% and 7%, respectively, lower than the prior year, and comparable store sales declined 12% and 13%, respectively. On a constant-exchange-rate basis, total sales and comparable store sales declined 3% and 9%, respectively, in the second quarter and 4% and 11%, respectively, in the first half. Sales growth in China and Korea was offset by a continuation of significant declines in Hong Kong and more moderate declines in most other markets.

•
In Japan, total sales increased 10% to $138 million in the second quarter and rose 9% to $269 million in the first half due to comparable store sales growth of 13% and 12%, respectively. However, on a constant-exchange-rate basis, total sales and comparable store sales declined 5% and 3%, respectively, in the second quarter and declined 2% and rose 1%, respectively, in the first half. Management noted lower spending by Chinese tourists in both periods.

•
In Europe, total sales declined 12% to $111 million in the second quarter and 11% to $208 million in the first half, due to respective declines of 17% and 16% in comparable store sales. On a constant-exchange-rate basis, total sales and comparable store sales declined 8% and 13%, respectively, in the second quarter and 7% and 13%, respectively, in the first half. Lower sales in continental Europe were attributed by management to weak demand by foreign tourists and local customers, in contrast to better performance in the United Kingdom.

•
Other sales declined 3% to $18 million in the second quarter and 20% to $40 million in the first half, reflecting comparable store sales declines of 22% and 21%, respectively. Management noted lower retail sales in the United Arab Emirates (“UAE”) and an increase in wholesale sales of diamonds.

•
Tiffany opened four Company-operated stores in the second quarter and closed one existing location. At July 31, 2016, the Company operated 311 stores (125 in the Americas, 83 in Asia-Pacific, 55 in Japan, 43 in Europe, and five in the UAE), compared with 304 stores a year ago (124 in the Americas, 79 in Asia-Pacific, 56 in Japan, 40 in Europe, and five in the UAE).

Other financial highlights:

•
Gross margin (gross profit as a percentage of net sales) increased to 61.9% in the second quarter and 61.6% in the first half, from 59.9% and 59.5% in the respective prior-year periods. The increases were due to lower product input costs, changes in product sales mix and price increases taken in the past year.

•
SG&A expenses declined 4% in the second quarter and 1% in the first half, reflecting lower variable labor-related costs, lower sales-related variable costs, lower marketing expenses and higher store-related costs. Excluding the effect of a specific charge in the prior year period, SG&A expenses declined 2% in the second quarter and increased less than one percent in the first half.

•
The effective tax rates were 34.5% in the second quarter and 32.1% in the first half, compared with 34.2% and 34.4%, respectively, in the comparable prior-year periods. The decline in the first half rate was due to a benefit related to the conclusion of a tax examination.

•	Net inventories at July 31, 2016 were 1% lower than at July 31, 2015.

•	Capital expenditures of $101 million in the first half were slightly higher than $98 million in last year’s first half.

•
The Company maintained an active pace of share repurchases in the second quarter, buying approximately 1.1 million shares of its Common Stock at an average cost of approximately $63 per share; in the first half the Company bought approximately 2.3 million shares at an average cost of approximately $65 per share. At July 31, 2016, $344 million remained available for repurchases under a program that authorizes the repurchase of up to $500 million of the Company’s Common Stock and that expires on January 31, 2019.

•
Cash and cash equivalents and short-term investments totaled $720 million at July 31, 2016, versus $771 million at July 31, 2015. Total short-term and long-term debt as a percentage of stockholders’ equity was 37% at both July 31, 2016 and 2015.

Outlook:
For the full 2016 fiscal year, management is maintaining its outlook to expect: (i) worldwide net sales declining by a low single-digit percentage from the prior year and (ii) earnings per diluted share declining by a mid-single-digit percentage from 2015’s adjusted earnings of $3.83 per diluted share  (which excluded loan impairment and certain staffing and occupancy charges - see “Non-GAAP Measures”). These expectations are approximations and are based on the Company’s plans and assumptions, including: (i) worldwide gross retail square footage increasing 2%, net through 11 openings, 6 relocations and 9 closings; (ii) operating margin below the prior year’s 19.7% (excluding the prior year’s charges - see “Non-GAAP Measures”) due to an anticipated increase in gross margin (although at a considerably lesser rate in the second half than in the first half of the year) more than offset by SG&A expense growth; (iii) interest and other expenses, net unchanged from 2015; (iv) an effective income tax rate slightly lower than the prior year; (v) the U.S. dollar unchanged from current spot rates for the balance of the year; and (vi) weighted average diluted shares outstanding modestly lower than in fiscal 2015.

Management also expects for the full 2016 fiscal year: (i) net cash provided by operating activities of at least $660 million and (ii) free cash flow (net cash provided by operating activities less capital expenditures) of at least $400 million. These expectations are also based on the Company’s plans and assumptions, including: (i) net inventories unchanged from the prior year, (ii) capital expenditures of $260 million and (iii) net earnings in line with management’s expectations as described above.

Today’s Conference Call:
The Company will conduct a conference call today at 8:30 a.m. (Eastern Time) to review actual results and the outlook. Please click on http://investor.tiffany.com (“Events and Presentations”).

Next Scheduled Announcement:
The Company expects to report third quarter results on Tuesday November 29th before the market opens. To be notified of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany is the internationally-renowned jeweler founded in New York in 1837. Through its subsidiaries, Tiffany & Co. manufactures products and operates TIFFANY & CO. retail stores worldwide, and also engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

Forward-Looking Statements:
The historical trends and results reported in this document and on our second quarter earnings call should not be considered an indication of future performance. Further, statements contained in this document and made on such call that are not statements of historical fact, including those that refer to plans, assumptions and expectations for the current fiscal year and future periods, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the statements under “Outlook” as well as statements that can be identified by the use of words such as ‘expects,’ ‘projects,’ ‘anticipates,’ ‘assumes,’ ‘forecasts,’ ‘plans,’ ‘believes,’ ‘intends’, ‘estimates,’ ‘pursues,’ ‘continues,’ ‘outlook,’ ‘may,’ ‘will,’ ‘can,’ ‘should’ and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company’s plans, assumptions, expectations, beliefs and objectives with respect to store openings and closings; product introductions; sales; sales growth; retail prices; gross margin; operating margin; expenses; interest and other expenses, net; effective income tax rate; net earnings and net earnings per share; share count; inventories; capital expenditures; cash flow; liquidity; currency translation; growth opportunities; the collectability of amounts due under financing arrangements with diamond mining and exploration companies; and certain ongoing or planned product, marketing, retail, manufacturing and other operational and strategic initiatives.

These forward-looking statements are based upon the current views and plans of management, speak only as of the date on which they are made and are subject to a number of risks and uncertainties, many of which are outside of our control. Actual results could therefore differ materially from the planned, assumed or expected results expressed in, or implied by, these forward-looking statements. While we cannot predict all of the factors that could form the basis of such differences, key factors include, but are not limited to: global macroeconomic and geopolitical developments; changes in interest and foreign currency rates; shifting tourism trends; regional instability, violence (including terrorist activities) and weather conditions that may affect local and tourist consumer spending; changes in consumer confidence, preferences and shopping patterns, as well our ability to accurately predict and timely respond to such changes; shifts in the Company’s product and geographic sales mix; variations in the cost and availability of diamonds, gemstones and precious metals; changes in our competitive landscape; disruptions impacting the Company’s business and operations; gains or losses in the trading value of the Company’s stock, which may impact the amount of stock repurchased; and our ability to successfully control costs and execute on, and achieve the expected benefits from, the operational and strategic initiatives referenced above. Developments relating to these and other factors may also warrant changes to the Company’s operating and strategic plans, including with respect to store openings, closings and renovations, capital expenditures, inventory management, and continuing execution on, or timing of, the aforementioned initiatives. Such changes could also cause actual results to differ materially from the expected results expressed in, or implied by, the forward-looking statements.

Additional information about potential risks and uncertainties that could affect the Company’s business and financial results is included under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent quarterly report on Form 10-Q. Readers of these documents should consider the risks, uncertainties and factors outlined above and in the Form 10-K in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.

# # #

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)

NON-GAAP MEASURES
The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management also monitors and measures its performance using certain sales and earnings measures that include or exclude amounts, or are subject to adjustments that have the effect of including or excluding amounts, from the most directly comparable GAAP measure (“non-GAAP financial measuresc). The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with useful supplemental information that will allow them to evaluate the Company's operating results using the same measures that management uses to monitor and measure its performance. The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures presented here may not be comparable to similarly-titled measures used by other companies.

Net Sales
The Company's reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Sales on a constant-exchange-rate basis are calculated by taking the current year’s sales in local currencies and translating them into U.S. dollars using the prior year’s foreign exchange rates. Management believes this constant-exchange-rate basis provides a useful supplemental basis for the assessment of sales performance and of comparability between reporting periods. The following table reconciles the sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Second Quarter 2016 vs. 2015			First Half 2016 vs. 2015
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	(6)%	—%	(6)%	(7)%	(1)%	(6)%
Americas	(9)	(1)	(8)	(9)	(1)%	(8)
Asia-Pacific	(6)	(3)	(3)	(7)	(3)%	(4)
Japan	10	15	(5)	9	11%	(2)
Europe	(12)	(4)	(8)	(11)	(4)%	(7)
Other	(3)	—	(3)	(20)	—%	(20)

Comparable Store Sales:
Worldwide	(8)%	1%	(9)%	(9)%	—%	(9)%
Americas	(9)	—	(9)	(10)	(1)%	(9)
Asia-Pacific	(12)	(3)	(9)	(13)	(2)%	(11)
Japan	13	16	(3)	12	11%	1
Europe	(17)	(4)	(13)	(16)	(3)%	(13)
Other	(22)	—	(22)	(21)	—%	(21)

Net Earnings
Internally, management monitors and measures its earnings performance excluding certain items listed below. Management believes excluding such items provides a useful supplemental basis for the assessment of the Company's results relative to the corresponding period in the prior year. The following tables reconcile certain GAAP amounts to non-GAAP amounts:

(in millions, except per share amounts)	GAAP	Impairment charge [a]	Non-GAAP
Three months ended July 31, 2015
Selling, general and administrative expenses	$420.2	$(9.6)	$410.6
As a % of net sales	42.4%		41.5%
Earnings from operations	172.8	9.6	182.4
As a % of net sales	17.4%		18.4%
Provision for income taxes [c]	54.3	3.3	57.6
Net earnings	104.9	6.3	111.2
Diluted earnings per share	0.81	0.05	0.86

Six months ended July 31, 2015
Selling, general and administrative expenses	$819.2	$(9.6)	$809.6
As a % of net sales	41.9%		41.5%
Earnings from operations	342.8	9.6	352.4
As a % of net sales	17.6%		18%
Provision for income taxes [c]	110.2	3.3	113.5
Net earnings	209.7	6.3	216
Diluted earnings per share	1.62	0.05	1.67

(in millions, except per share amounts)	GAAP	Impairment charges [a]	Specific cost-reduction initiatives [b]	Non-GAAP
Year Ended January 31, 2016
SG&A expenses	$1,731.2	$(37.9)	$(8.8)	$1,684.5
As a % of net sales	42.2%			41.0%
Earnings from operations	760.1	37.9	8.8	806.8
As a % of net sales	18.5%			19.7%
Provision for income taxes [c]	246.0	13.6	3.2	262.8
Net earnings	463.9	24.3	5.6	493.8
Diluted earnings per share	3.59	0.19	0.05	3.83

[a]	Expenses associated with impairment charges related to a financing arrangement with Koidu Limited.

[b]
Expenses associated with specific cost-reduction initiatives which included severance related to staffing reductions and subleasing of certain office space for which only a portion of the Company's future rent obligations will be recovered.

[c]
The income tax effect has been calculated as both current and deferred tax benefit (expense), based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying item.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in millions, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2016	2015	2016	2015
Net sales	$931.6	$990.5	$1,822.9	$1,953.0

Cost of sales	354.5	397.5	700.3	791.0

Gross profit	577.1	593.0	1,122.6	1,162.0

Selling, general and administrative expenses	402.2	420.2	813.1	819.2

Earnings from operations	174.9	172.8	309.5	342.8

Interest and other expenses, net	13.4	13.6	24.8	22.9
Earnings from operations before income taxes	161.5	159.2	284.7	319.9

Provision for income taxes	55.8	54.3	91.5	110.2

Net earnings	$105.7	$104.9	$193.2	$209.7

Net earnings per share:

Basic	$0.84	$0.81	$1.54	$1.62
Diluted	$0.84	$0.81	$1.53	$1.62

Weighted-average number of common shares:

Basic	125.3	129.0	125.7	129.1
Diluted	125.6	129.6	126.1	129.7

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	July 31, 2016	January 31, 2016	July 31, 2015
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$720.1	$886.6	$771.4
Accounts receivable, net	216.4	206.4	180.3
Inventories, net	2,324.8	2,225.0	2,357.7
Prepaid expenses and other current assets	215.4	190.4	202.9

Total current assets	3,476.7	3,508.4	3,512.3

Property, plant and equipment, net	944.8	935.8	898.4
Other assets, net	681.4	677.4	761.3

	$5,102.9	$5,121.6	$5,172.0

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$207.1	$221.6	$196.8
Current portion of long-term debt	94.8	84.2	—
Accounts payable and accrued liabilities	300.7	329.1	310.2
Income taxes payable	30.5	27.1	38.3
Merchandise credits and deferred revenue	64.5	67.9	73.9

Total current liabilities	697.6	729.9	619.2

Long-term debt	790.5	790.0	870.1
Pension/postretirement benefit obligations	442.1	428.1	538.9
Other long-term liabilities	190.8	189.0	189.6
Deferred gains on sale-leasebacks	53.2	55.1	59.5
Stockholders’ equity	2,928.7	2,929.5	2,894.7

	$5,102.9	$5,121.6	$5,172.0

TIF - E